INNOVA PURE WATER, INC.

13130 56th Court, Suite 609

Clearwater, Florida 33760

John E. Nohren, Jr.

Chairman and Treasurer

January 13, 2002

EXHIBIT 10(p)

Mr. Kurt Avery

President

Sawyer Products

Box 17127 Tampa, Florida

Dear Kurt:

In accordance with your request to alter the terms of the Sawyer Loan – Innova Stock Warrant agreement currently in effect, the agreement is herein modified by decreasing the principal to $400,000 from $600,000. Innova is agreeable to extend the warrant package in accordance with your request.

1.	The loan principal total of $400,000 is to be in-place January 1, 2002 or soon thereafter.

2.	The loan will be for a five-year period at -0- percent interest at which time the full amount will be due.

3.	As an adjunct to the loan, Sawyer will pay for products purchased from Innova upon receipt of invoice at the time the products are available for shipment, FOB Innova, or as soon thereafter as may be possible.

In return for the five year –0- interest loan, ballooning in five years Innova will issue to you or your assigns warrants for the purchase of Innova Capital Stock, which will be free trading upon issue. We believe the following warrant package is quite attractive given the Innova Product Line and the Marketing capability of Sawyer Products.

Innova will issue warrants convertible into a total of One Million Two-Hundred shares (1,200,000). The warrants will be convertible into Innova common stock as follows:

400,000 “A” warrants may be converted into 400,000 shares of Innova Stock at $0.50

400,000 “B” warrants may be converted into 400,000 shares of Innova Stock at $0.75

400,000 “C” warrants may be converted into 400,000 shares of Innova Stock at $1.00

Terms:

The warrants will not be callable for one year.

After which the company can call all or a portion of the “A”, “B”, or “C” warrants when the common stock close’s at or above $0.75, $1.25, and $1.50 respectively for a minimum of ten

Telephone (727) 572-1000 ext 224 • Facsimile (727) 573-9556

e-mail: j.nohren@innovapurewater.com

business days. Warrants that are called but unexercised within thirty days of being called will be cancelled. Calls will be formally issued in the manner described in the warrant agreement.

Warrants issued but not exercised will be adjusted to reflect changes in equity and percentages that would occur as a result of any stock split, but will not be adjusted as a result of options or warrants currently outstanding or which may be issued in the future.

The investor may choose to convert earlier, should they so desire for tax or other purposes.

Yours truly,

John E. Nohren, Jr.

Chairman & Treasurer

Accepted and agreed to:

Kurt Avery

President and CEO

Sawyer Products, Inc

Date:

Telephone (727) 572-1000 ext 224 • Facsimile (727) 573-9556

e-mail: j.nohren@innovapurewater.com